Exhibit 10.6
THE CLOROX COMPANY
2005 STOCK INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
SUMMARY OF RESTRICTED STOCK GRANT
The Clorox Company, a Delaware company (the “Company”), grants to the Grantee named below, in accordance with the terms of The Clorox Company 2005 Stock Incentive Plan (the “Plan”) and this restricted stock award agreement (the “Agreement”), the following number of shares of Restricted Stock, on the terms set forth below:

GRANTEE	— (refer to Equiserve account for details)
TOTAL RESTRICTED SHARES AWARDED	— (refer to Equiserve account for details)
DATE OF AWARD	— (refer to Equiserve account for details)
PERIOD OF RESTRICTION	Subject to the Plan and the Agreement attached hereto, the Period of Restriction shall lapse, and Shares shall vest and become free of the forfeiture and transfer restrictions contained in the Agreement, on the third (3rd) anniversary of the Date of Award.
TERMS OF AGREEMENT
1.	Grant of Restricted Stock. The Company hereby grants to the Grantee the total number of shares of Restricted Stock (the “Shares”) set forth above, subject to the terms, definitions and provisions of the Plan and this Agreement. All terms, provisions, and conditions applicable to the Shares set forth in the Plan and not set forth herein are incorporated by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.	Restrictions and Their Release.
a.	Restrictions. Except as otherwise provided in the Plan and this Agreement, the Grantee may not sell, assign, pledge, exchange, transfer, hypothecate or encumber any Shares subject to this Award until the Period of Restriction set forth above shall lapse (the “Restrictions”).

b.	Custody, Dividends and Voting Rights.
i.	As soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed or otherwise been satisfied. If the Shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. The Grantee may also be required to execute and return to the Company a blank stock power for each Restricted Stock certificated (or instruction letter, with respect to the Shares registered in book-entry form), which will permit transfer to the Company, without further action, of all or any portion of the Restricted Stock that is forfeited in accordance with this Agreement.

ii.	Except for the transfer restrictions, and subject to such other restrictions, if any, as determined by the Committee, the Grantee shall have all other rights of a holder of Shares, including the right to receive dividends paid (whether in cash or property) with respect to the Restricted Stock and the right to vote (or to execute proxies for voting) such Shares. If all or part of a dividend in respect of the Restricted Stock is paid in Shares or any other security issued by the Company, such Shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid.
c.	Release of Restrictions. Upon the lapse of the Period of Restriction, the Shares will be released from the Restrictions. The Company or its designee will notify the Grantee in advance of the release of Restrictions and make arrangements for the form in which the released Shares will be issued to the Grantee.

d.	Taxes. Pursuant to Section 16 of the Plan, the Committee shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to this Award. The Committee may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory tax withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact). Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
3.	Termination of Employment or Service.
a.	If the Grantee’s employment or service with the Company and its Subsidiaries is terminated for any reason, any Shares not released from the Restrictions before such termination of employment or service shall be forfeited. Notwithstanding the above, if the Grantee’s termination of employment or service is due to death or Disability, the Shares of Restricted Stock shall become 100% vested and the Restrictions on the Shares shall lapse as of such termination date.

b.	Definition of “Disability.” For purposes of this Agreement, the Grantee’s employment shall be deemed to have terminated due to the Grantee’s Disability if the Grantee is entitled to long-term disability benefits under the Company’s long-term disability plan or policy, as in effect on the date of termination of the Grantee’s employment.
4.	Authorization to Return Forfeited Shares. The Grantee authorizes the Company or its designee to return to the Company all Shares which are forfeited pursuant to the provision of this Agreement or the Plan.

5.	Section 83(b) Election. The Grantee acknowledges receipt of information concerning the Grantee’s right within thirty days from the date on the letter transmitting this Agreement to the Grantee to make an election, pursuant to Section 83(b) of the Internal Revenue Code, to pay income tax currently rather than when the Shares are released from Restrictions. The Grantee agrees that s/he will notify the Company immediately if such a Section 83(b) election is made.

6.	Change in Control. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under Applicable Laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, any Shares subject to Restrictions shall become 100% vested and the Restrictions on the Shares shall lapse, unless the Shares are assumed, converted or replaced by the continuing entity; provided, however, that in the event the Participant’s employment is terminated without Cause or by the Participant for Good Reason within twenty-four (24) months following consummation of a Change in Control, the Period of Restriction on any replacement awards shall lapse. For purposes of this Agreement, the term “Good Reason” shall have the meaning set forth in any employment agreement or severance agreement or policy applicable to the Grantee.

7.	Protection of Trade Secrets and Limitations on Exercise.
a.	Definitions.
i.	“Affiliated Company” means any organization controlling, controlled by or under common control with the Company.

ii.	“Confidential Information” means technical or business information not readily available to the public or generally known in the trade, including inventions, developments, trade secrets and other confidential information, knowledge, data and know-how of the Company or any Affiliated Company, whether or not they originated with the Grantee, or information which the Company or any Affiliated Company received from third parties under an obligation of confidentiality.

iii.	“Conflicting Product” means any product, process, machine, or service of any person or organization, other than the Company or any Affiliated Company, in existence or under development that (1) resembles or competes with a product, process, machine, or service upon or with which the Grantee shall have worked during the two years prior to the Grantee’s termination of employment with the Company or any Affiliated Company or (2) with respect to which during that period of time the Grantee, as a result of his/her job performance and duties, shall have acquired knowledge of Confidential Information, and whose use or marketability could be enhanced by application to it of Confidential Information. For purposes of this section, it shall be conclusively presumed that the Grantee has knowledge of information to which s/he has been directly exposed through actual receipt or review of memorandum or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

iv.	“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or development, production, marketing or selling of a Conflicting Product.
b.	Right to Retain Shares Contingent on Continuing Non-Conflicting Employment. In partial consideration for the award of these Shares, the Grantee agrees that the Grantee’s right to the Shares is contingent upon the Grantee refraining, during the Period of Restriction and for a period of one (1) year after the date of release of Restrictions, from rendering services, directly or indirectly, as director, officer, employee, agent, consultant or otherwise, to any Conflicting Organization except a Conflicting Organization whose business is diversified and that, as to that part of its business to which the Grantee renders services, is not a Conflicting Organization, provided that the Company shall receive separate written assurances satisfactory to the Company from the Grantee and the Conflicting Organization that the Grantee shall not render services during such period with respect to a Conflicting Product. If, prior to the expiration of the Period of Restriction or at any time within one (1) year after the release of Restrictions, the Grantee shall render services to any Conflicting Organization other than as expressly permitted herein, the Shares, whether vested or not, will be immediately forfeited, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares. THE GRANTEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE GRANTEE FROM RENDERING SERVICES TO A CONFLICTING ORGANIZATION, BUT PROVIDES FOR THE FORFEITURE OF THE SHARES AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO RENDER SUCH SERVICES DURING THE PERIOD OF RESTRICTION OR WITHIN ONE YEAR AFTER RELEASE OF RESTRICTIONS.

c.	No Interference or Solicitation. In partial consideration for the award of these Shares and to forestall the disclosure or use of Confidential Information, the Grantee agrees that during the Period of Restriction and for a period of one (1) year after the date release of Restrictions, s/he shall not, for himself/herself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of its customers as to Conflicting Products, or interference with any of its suppliers or customers (collectively, “Interfere”), or (ii) solicit for employment any person employed by the Company, or by any Affiliated Company, during the period of such person’s employment and for a period of one (1) year after the termination of such person’s employment with the Company or any Affiliated Company (collectively, “Solicit”). If, during the Period of Restriction or at any time within one (1) year after the date of release of

Restrictions, the Grantee breaches his/her obligation not to Interfere or Solicit, the Shares, whether vested or not, will be immediately forfeited, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares.
d.	Injunctive and Other Available Relief. By acceptance of these Shares, the Grantee acknowledges that, if the Grantee were to breach or threaten to breach his/her obligation hereunder not to Interfere or Solicit, the harm caused to the Company by such breach or threatened breach would be, by its nature, irreparable because, among other things, damages would be significant and the monetary harm that would ensue would not be able to be readily proven, and that the Company would be entitled to injunctive and other appropriate relief to prevent threatened or continued breach and to such other remedies as may be available at law or in equity.
8.	Miscellaneous Provisions.
a.	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

b.	Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 18 of the Plan may be made without such written agreement.

c.	Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

d.	References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended.

e.	Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

f.	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board or the Committee shall be final and binding on all persons.

g.	Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision of the Plan or this Agreement that would cause this Award to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

THE CLOROX COMPANY

By:

Title:	President and CEO

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE RELEASE OF RESTRICTION ON THE SHARES PURSUANT TO THIS AGREEMENT IS EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.
The Grantee acknowledges that a copy of the Plan, Plan Information and the Company’s Annual Report and Proxy Statement for the fiscal year ended June 30, 2005 (the “Prospectus Information”) are available for viewing on the Company’s Cloroxweb site at http://CLOROXWEB/hr/stock/. The Grantee hereby consents to receive the Prospectus Information electronically, or, in the alternative, to contact the HR Service Center at 1-800-709-7095 to request a paper copy of the Prospectus Information. The Grantee represents that s/he is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated below.

Dated:	Signed:

Grantee

Residence Address:

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